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February 19, 2008

American Lorain Corporation
Beihuan Road
Junan County
Shandong, China 276600

Re:

Registration Statement on Form S-l of American Lorain Corporation Shares Held by Terry Cononelos and Dimitri Cocorinis as follows:
Dimitri Cocorinis — 56,521 shares
Terry Cononelos — 56,521 shares

Ladies and Gentlemen:

We have previously provided legal services to American Lorain Corporation, then known as "Millennium Quest, Inc.," a Delaware corporation (the "Corporation"). In connection with the Corporation's preparation and filing with the United States Securities and Exchange Commission of the registration statement (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by the selling shareholders named therein of 10,470,831 shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock"), we have been asked to render an opinion concerning the shares of common stock of the Corporation held by Terry Cononelos and Dimitri Cocorinis (the "Shares"), referenced above, which are included in the Registration Statement.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with and have examined the Corporation's Articles of Incorporation, as amended, the Corporation's Bylaws, as amended, copies of stock purchase, subscription and transfer agreements and other documents pursuant to which Messrs. Cononelos and Cocorinis acquired their Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation's Board of Directors, in existence as of the respective date(s) such Shares were acquired. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that the Shares held by Messrs. Cocorinis and Cononelos included in the Registration Statement are validly issued, fully paid and non-assessable.

American Lorain Corporation
February 19, 2008

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Lewis Hansen Waldo & Plesh, LLC Lewis Hansen Waldo & Plesh, LLC